                                                                  EXHIBIT (C)(3)

                            TAX ALLOCATION AGREEMENT

                                  BY AND AMONG

                            DAKA INTERNATIONAL, INC.

                        UNIQUE CASUAL RESTAURANTS, INC.

                                      AND

                               COMPASS GROUP PLC

                                  MAY 27, 1997

                               TABLE OF CONTENTS

                                                                                                                   PAGE

                                   ARTICLE I

                                  DEFINITIONS

1.1             Definitions.....................................................................................     1

                                   ARTICLE II

                             FILING OF TAX RETURNS

2.1             Preparation of Tax Returns......................................................................     5
2.2             Pre-Distribution Tax Returns....................................................................     5
2.3             Post-Distribution Tax Returns...................................................................     6

                                  ARTICLE III

                                PAYMENT OF TAXES

3.1             Allocation of Tax Liabilities...................................................................     6
3.2             Tax Refunds, Carrybacks and Carryforwards.......................................................     7

                                   ARTICLE IV

                      ALLOCATION AND CALCULATION OF TAXES

4.1             Straddle Period Taxes...........................................................................     8
4.2             Calculations and Determinations.................................................................     9
4.3             Principles of Determination.....................................................................    10

                                   ARTICLE V

                       TAX INDEMNIFICATION; TAX CONTESTS

5.1             Indemnification.................................................................................    10
5.2             Notice of Indemnity.............................................................................    12
5.3             Tax Contests....................................................................................    12
5.4             Timing Adjustments..............................................................................    13
5.5             Gross up for Taxes..............................................................................    13
5.6             Right to Offset.................................................................................    14

                                   ARTICLE VI

                    COOPERATION AND EXCHANGE OF INFORMATION

6.1             Cooperation and Exchange of Information.........................................................    14
6.2             Record Retention................................................................................    14

                                  ARTICLE VII

                               GENERAL PROVISIONS

7.1             Further Assurances..............................................................................    15
7.2             Entire Agreement................................................................................    15
7.3             Governing Law...................................................................................    15
7.4             Notices.........................................................................................    15
7.5             Amendment and Modification......................................................................    16
7.6             Assignment......................................................................................    16
7.7             No Third Party Beneficiaries....................................................................    16
7.8             Enforcement.....................................................................................    16
7.9             Counterparts....................................................................................    17
7.10            Interpretation..................................................................................    17
7.11            Severability....................................................................................    17
7.12            Termination.....................................................................................    17
7.13            Agent...........................................................................................    18

                            TAX ALLOCATION AGREEMENT

     This TAX ALLOCATION AGREEMENT (the "Agreement") is dated as of May 27, 1997, among DAKA INTERNATIONAL, INC., a Delaware corporation ("International"), UNIQUE CASUAL RESTAURANTS, INC., a Delaware corporation ("UCRI"), and COMPASS GROUP PLC, a public limited company incorporated in England and Wales ("Compass").

                                    RECITALS

     WHEREAS, International, Compass, Compass Holdings, Inc., a Delaware corporation ("Compass Holdings"), and Compass Interim, Inc., a wholly owned subsidiary of Compass Holdings ("Compass Interim"), have entered into an Agreement and Plan of Merger dated as of May 27, 1997 (the "Merger Agreement"), providing for the Offer and the Merger (each as defined in the Merger Agreement) of Compass Interim with and into International;

     WHEREAS, International, Daka, Compass and Compass Holdings have entered into a Reorganization Agreement dated as of the date hereof (the "Reorganization Agreement");

     WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Merger Agreement to consummate the Offer;

     WHEREAS, the execution and delivery of this Agreement by the parties hereto is a condition to the obligations of the parties to the Reorganization Agreement to consummate the Contribution and the Distribution (each as defined in the Reorganization Agreement); and

     WHEREAS, Compass and International, on behalf of each of them and the International Group (as defined herein) and UCRI, on behalf of itself and the UCRI Group (as defined herein), wish to provide for the allocation between the International Group and the UCRI Group of all responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by either of them for all taxable periods, whether beginning before, on or after the Closing Date (as hereinafter defined) and to provide for certain other matters;

     NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1 DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement or the Reorganization Agreement, as the case may be. As used in this Agreement, the following terms shall have the following respective meanings:

     "Actually Realized" or "Actually Realizes" means, with respect to any Tax Refund, the earlier of (i) the date on which the relevant party receives a payment from a Taxing Authority, (ii) if the relevant party may elect to apply a payment against any liability to the Taxing Authority, the date on which the party would receive the payment in the absence of such election, or (iii) the date on which the relevant party makes a payment to a Taxing Authority (or, if earlier, the date on which such payment is due), the amount of which is reduced by the Tax Refund or any portion thereof (including any deemed payment the amount of which has been netted to zero). With respect to any Taxes, Income Tax Benefit or Income Tax Detriment, "Actually Realized" or "Actually Realizes" means the date on which the relevant party makes a payment to a Taxing Authority (or, if earlier, the date on which such payment is due), the amount of which is increased or decreased (or netted to zero) by the effect of such item, or, if the effect of the item is to increase or decrease the amount of a Tax Refund, the date determined as if the item were a Tax Refund.

     "Affiliated Group" means the Affiliated group of which International is the common parent.

     "Carryforward Item" means any tax credit or loss carryforward of the International Group or the UCRI Group, or any of their members, arising in the Tax Indemnification Period.

     "Closing Date" means the date on which the Distribution occurs or is deemed to occur for Federal Income Tax purposes. Solely for purposes of this Agreement, the Distribution shall be deemed effective as of the close of business on the Closing Date.

     "Combined Taxes" means all Taxes due with respect to any combined, consolidated or unitary state, local or foreign corporate Tax liability for all Pre-Distribution Taxable Periods and Straddle Periods with respect to Joint Tax Returns.

     "Group" means either the International Group or the UCRI Group, as the context provides.

     "Income Tax Benefit" means for any taxable period the excess of (i) the hypothetical Income Tax liability of the taxpayer for the taxable period calculated as if the Timing Difference, Reverse Timing Difference or Carryforward Item, as the case may be, had not occurred or not been available but with all other facts unchanged, over (ii) the actual Income Tax liability of the taxpayer for the taxable period, taking into account the Timing Difference, Reverse Timing Difference or Carryforward Item, as the case may be (treating an Income Tax Refund as a negative Income Tax liability for purposes of such calculation).

     "Income Tax Detriment" means for any taxable period the excess of (i) the actual Income Tax liability of the taxpayer for the taxable period, calculated taking into account the Timing Difference or Reverse Timing Difference, as the case may be, over (ii) the hypothetical Income Tax liability of the taxpayer for the taxable period, calculated as if the Timing Difference or Reverse Timing Difference, as the case may be, had not occurred but with all other facts unchanged (treating an Income Tax Refund as a negative Income Tax liability for purposes of such calculation).

     "Income Taxes" means any Tax based upon, measured by, or calculated with respect to (i) net income or profits (including, but not limited to, any capital gains, minimum Tax and any Tax on items of Tax preference, but not including sales, use, real property gains, real or personal property, gross or net receipts, transfer or similar Taxes) or (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above.

     "Indemnitee" has the meaning set forth in Section 5.2.

     "Indemnitor" has the meaning set forth in Section 5.2.

     "Indemnity Issue" has the meaning set forth in Section 5.2.

     "International Group" means International, Daka and Daka's Subsidiaries.

     "International Tax Item" means a Tax Item that is attributable to the International Group and is not a UCRI Tax Item.

     "Joint Tax Return" means any Tax Return that includes a member of the International Group and a member of the UCRI Group.

     "UCRI Group" means UCRI and all other Subsidiaries of UCRI, determined immediately after the Distribution and the Merger.

     "UCRI Tax Item" means a Tax Item solely attributable to the UCRI Group.

     "Non-Filing Party" means the group or member of a group which is included in any Tax Return but is not the Responsible Party or a member of the Responsible Party's group with respect to such Tax Return.

     "Other Taxes" has the meaning set forth in Section 3.1(c).

     "Post-Distribution Taxable Period" means a taxable period beginning after the Closing Date.

     "Post-Tax Indemnification Period" means any Post-Distribution Taxable Period and that portion, beginning on the day after the Closing Date, of any Straddle Period.

     "Pre-Distribution Taxable Period" means a taxable period ending on (and including) or before the Closing Date.

     "Responsible Party" means the party responsible for the filing of a Tax Return as determined under Section 2.2.

     "Reverse Timing Difference" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for the Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for any Post-Tax Indemnification Period.

     "Straddle Period" means a taxable period that includes but does not end on the Closing Date.

     "Tax" or "Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, license, value added, franchise, transfer, recording, withholding, payroll, wage withholding, employment, excise, occupation, unemployment insurance, social security, business license, business organization, stamp, environmental, premium and property taxes, together with any related interest (including the actual interest that would have accrued if there were no netting of Taxes), penalties and additions to any such tax, or additional amounts imposed by any Taxing Authority (domestic or foreign) upon the International Group, the UCRI Group, Compass or any of their respective members or divisions or branches or Affiliates.

     "Tax Audit Proceeding" means any audit or other examination, judicial or administrative proceeding relating to liability for or refunds or adjustments with respect to Taxes.

     "Tax Deficiency" means a net increase in Taxes payable as a result of a Tax Audit Proceeding or an amendment of a Tax Return or an event having a similar effect.

     "Tax Indemnification Period" means any Pre-Distribution Taxable Period and that portion, ending on the Closing Date, of any Straddle Period.

     "Tax Item" means any item of income, gain, loss, deduction, credit, provisions for reserves, recapture of credits or any other item which is taken into account in determining taxable income or is otherwise taken into account in determining Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

     "Tax Records" has the meaning set forth in Section 6.3.

     "Tax Refund" means a refund of Taxes (including a reduction in Taxes as a result of any credit or any offset against Taxes or Tax Items) reduced (but not below zero) by any net increase in Taxes Actually Realized by the recipient (or its Affiliate) thereof as a result of the receipt thereof.

     "Tax Return" means any return, filing, questionnaire, information return or other document required to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Taxing Authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).

     "Taxing Authority" means any governmental or quasi-governmental body exercising any Taxing authority or Tax regulatory authority.

     "Timing Difference" means an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of the taxpayer for any Post-Tax Indemnification Period coupled with an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of the taxpayer for the Tax Indemnification Period.

     "Transfer Taxes" means all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) arising as a result of or otherwise incurred in connection with any of the transactions contemplated by the Merger Agreement or the Ancillary Agreements.

                                   ARTICLE II

                             FILING OF TAX RETURNS

     2.1 PREPARATION OF TAX RETURNS. All Tax Returns described in Section 2.2 hereof filed after the date of this Agreement, in the absence of a controlling change in law or circumstances, shall be prepared on a basis consistent with the elections, accounting methods, conventions and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar Tax Items have been filed and in a manner that does not unreasonably accelerate deductions or defer income between Tax Indemnification Periods and Post-Tax Indemnification Periods. Notwithstanding the foregoing, either Group may prepare Tax Returns inconsistent with such elections, accounting methods, conventions and principles to the extent that such Tax Returns would not increase the economic burden of or a reduction in Tax attributes of the other party.

     2.2 PRE-DISTRIBUTION TAX RETURNS.

     (a) CONSOLIDATED FEDERAL TAX RETURNS. Subject to the provisions of Section 4.2, the Affiliated Group consolidated Federal Tax Returns (including amendments thereto) required to be filed or actually filed for any Pre-Distribution Taxable Period after the date hereof shall be prepared and filed or caused to be prepared and filed by UCRI.

     (b) OTHER PRE-DISTRIBUTION TAXABLE PERIOD AND STRADDLE PERIOD TAX RETURNS. Subject to the provisions of Section 4.2:

          (i) All Tax Returns (including amendments thereto) other than those described in Section 2.2(a), 2.2(b)(ii), and 2.2(b)(iii), which include a member of the Affiliated Group that are required to be filed or are actually filed for a Pre-Distribution Taxable Period shall be prepared and filed or caused to be prepared and filed by UCRI;

          (ii) All Tax Returns (including amendments thereto) other than those described in Section 2.2(a) and 2.2(b)(i), which include, after the Closing Date, a member of the International Group that are required to be filed or are actually filed for a Straddle Period shall be prepared and filed or caused to be prepared and filed by International;

          (iii) All Tax Returns (including amendments thereto) other than those described in Section 2.2(a) and 2.2(b)(ii), which include a member of the UCRI Group that are required to be filed or are actually filed for a Straddle Period shall be prepared and filed or caused to be prepared and filed by UCRI; and

          (iv) In the event that the Non-Filing Party reasonably determines that the Responsible Party will not be able to timely file any Tax Return and that such inability of the Responsible Party is not attributable to the failure of the Non-Filing Party to perform under this Agreement, the Non-Filing Party may, after giving the Responsible Party written notice, prepare and file or cause to be prepared and filed such Tax Return. If the Non-Filing Party elects to file any such Tax Return, the Non-Filing Party shall be deemed to be the Responsible Party for purposes of this Agreement other than this Section 2.2(b)(iv).

     2.3 POST-DISTRIBUTION TAX RETURNS. All Tax Returns for all
Post-Distribution Taxable Periods shall be the responsibility of the UCRI Group if such Tax Returns relate to a member or members of the UCRI Group or their respective assets or businesses, and shall be the responsibility of the International Group if such Tax Returns relate to a member or members of the International Group or their respective assets or businesses.

                                  ARTICLE III

                                PAYMENT OF TAXES

     3.1 ALLOCATION OF TAX LIABILITIES.

     (a) CONSOLIDATED FEDERAL TAX LIABILITIES. UCRI shall pay or cause to be paid, on a timely basis, all Taxes due with respect to the consolidated Federal Tax liability for all Pre-Distribution Taxable Periods of the Affiliated Group.

     (b) OTHER TAXES. Except as otherwise provided in this Agreement, the Responsible Party shall pay or cause to be paid, on a timely basis, all Other Taxes. In the event that UCRI is the Non-Filing Party, UCRI hereby assumes and agrees to pay directly to or at the direction of International, at least two days prior to the date payment (including estimated payment) thereof is due, those Other Taxes for all Pre-Distribution Taxable Periods and the portion, ending on the Closing Date, of any Straddle Period which have not been paid on or before the Closing Date. The Non-Filing Party hereby assumes and agrees to pay directly or at the direction of the Responsible Party, at least two days prior to the date payment (including estimated payments) thereof is due, the Non-Filing Party's allocable share of those Other Taxes for the portion, commencing on the day after the Closing Date, of any Straddle Period which have not been paid on or before the Closing Date.

     (c) POST-DISTRIBUTION TAXES. Except as provided otherwise in this Agreement, all Taxes for all Post-Distribution Taxable Periods shall be paid or caused to be paid by the party responsible under this Agreement for filing the Tax Return pursuant to which such Taxes are due or, if no such Tax Returns are due, by the party liable for such Taxes.

     3.2 TAX REFUNDS, CARRYBACKS AND CARRYFORWARDS.

     (a) RETENTION AND PAYMENT OF TAX REFUNDS. Except as otherwise provided in this Agreement, International shall be entitled to retain the portion of all Tax Refunds of Taxes of which the International Group bears the economic burden under the terms of this Agreement, and UCRI shall be entitled to receive within ten days after Actually Realized by the International Group, the portion of all Tax Refunds of Taxes of which the UCRI Group bears the economic burden under the terms of this Agreement. Notwithstanding the foregoing, all Tax Refunds resulting from the carryback of any International Tax Item arising in a Post-Tax Indemnification Period to a Tax Indemnification Period (determined in a manner analogous to the determination of an Income Tax Benefit) shall be for the account and benefit of the International Group.

     (b) CARRYBACKS. Except as otherwise provided in this Agreement, any Tax Refund resulting from the carryback of any UCRI Tax Item arising in a Post-Tax Indemnification Period to a Tax Indemnification Period (determined in a manner analogous to the determination of an Income Tax Benefit) shall be for the account of UCRI, and International shall pay over to UCRI any such Tax Refund within ten days after it is Actually Realized by International or any member of the International Group (including for this purpose Compass and its Affiliates).

     (c) CARRYFORWARDS. Except as otherwise provided in this Agreement, International shall pay over to UCRI the amount of the Income Tax Benefit associated with any Carryforward Item within ten days after such Income Tax Benefit is Actually Realized by International or any member of the International Group (including for this purpose Compass and its Affiliates)

     (d) REFUND CLAIMS.

          (i) UCRI shall file or cause to be filed, and International shall reasonably cooperate with UCRI in connection with, any claims for Tax Refund to which UCRI is entitled pursuant to this Section 3.2 or any other provision of this Agreement. UCRI shall reimburse International for any reasonable out-of-pocket costs and expenses incurred by any member of the International Group in connection with such cooperation.

          (ii) International shall be permitted to file at International's sole expense, and UCRI shall reasonably cooperate with International in connection with, any claims for Tax Refund to which International is entitled pursuant to this Section 3.2 or any other provision of this Agreement. International shall reimburse UCRI for any reasonable out-of-pocket costs and expenses incurred by any member of the UCRI Group in connection with such cooperation.

          (iii) Any claim for a Tax Refund, other than Tax Refunds which are attributable solely to a member of the UCRI Group, to which UCRI is entitled under this Agreement shall be subject to the International Group's consent (such consent not to be unreasonably withheld or delayed), to be exercised in a manner analogous to that set forth in Section 4.2.

          (iv) Any claim for a Tax Refund, other than Tax Refunds which are attributable solely to a member of the International Group, to which the International Group is entitled under this Agreement shall be subject to the UCRI Group's consent (such consent not to be unreasonably withheld or delayed), to be exercised in a manner analogous to that set forth in
     Section 4.2.

                                   ARTICLE IV

                      ALLOCATION AND CALCULATION OF TAXES

     4.1 STRADDLE PERIOD TAXES. In the case of any Straddle Period:

     (a) the periodic Taxes of the International Group and the UCRI Group that are not based on income or receipts (e.g., property Taxes) for the portion, ending on the Closing Date, of any Straddle Period shall be computed based on the ratio of the number of days in such portion of the Straddle Period and the number of days in the entire taxable period;

     (b) Taxes of the International Group and the UCRI Group for the portion, ending on the Closing Date, of any Straddle Period (other than Taxes described in Section 4.1(a) above) shall be computed as if such taxable period ended as of the close of business on the Closing Date, and, in the case of any Taxes of the International Group and the UCRI Group attributable to the ownership by any member of the International Group and the UCRI Group of any equity interest in any partnership or other "flowthrough" entity, as if a taxable period of such partnership or other "flowthrough" entity ended as of the close of business on the Closing Date; and

     (c) with respect to any Joint Tax Return for the portion, beginning on the day after the Closing Date, of a Straddle Period, the allocation of Tax liability between the International Group, on the one hand, and the UCRI Group, on the other hand, shall be determined in a manner analogous to that set forth in Treasury Regulation Section 1.1552-1(a)(2).

     4.2 CALCULATIONS AND DETERMINATIONS.

     (a) All calculations and determinations, including the preparation of Tax Returns, required to be made pursuant to this Agreement, shall be made in good faith by the Responsible Party on a basis consistent with prior years and in a manner that does not unreasonably accelerate or defer deductions or income between Tax Indemnification Periods and Post-Tax Indemnification Periods. The Responsible Party will prepare and submit to the Non-Filing Party preliminary drafts of any calculations (including calculations of the amount for which the Non-Filing Party will be liable under this Agreement) no later than 90 days prior to the due date (taking into account any extensions). Notwithstanding the foregoing, in the event that the first day of such 90 day period is less than 45 days after the close of the Taxable Period, such time period shall be reduced to the number of days remaining prior to the due date of such Tax Return after subtracting 45 days after the close of the Taxable Period. Such calculations and Returns determinations shall be subject to the written approval of the Non-Filing Party, which approval shall not be unreasonably withheld or delayed. If the Non-Filing Party's written approval of such calculations and determinations is withheld, the Non-Filing Party shall so notify the Responsible Party by the later of (i) the date that is 65 days prior to the date on which the applicable Tax Returns are to be filed or (ii) the date that is 10 days after the Non-Filing Party receives preliminary drafts of such calculations or determinations. Notwithstanding the foregoing, no party shall be required to submit to the other any calculations, determinations or Tax Returns with respect to Post-Distribution Taxable Periods.

     (b) Whenever the Non-Filing Party is required to make any calculations or determinations in support of the calculations and determinations referred to in
Section 4.2(a), the Non-Filing Party shall, and shall cause each appropriate member of its group to, prepare and submit to the Responsible Party, at the Responsible Party's expense, no later than 120 days prior to the due date (taking into account any extensions), preliminary drafts of any material calculations (including calculations of the amount for which the Non-Filing Party will be liable under this Agreement) or determinations and such other information as the Responsible Party shall reasonably request, and if requested by the Responsible Party, access (during reasonable business hours and upon reasonable advance notice) to copies of the relevant portions of any Tax Returns, reports or other statements. Notwithstanding the foregoing, in the event that the first day of such 120 day period is less than 45 days after the close of the Taxable Period, such time period shall be reduced to the number of days remaining prior to the due date of such Tax Return after subtracting 45 days after the close of the Taxable Period.

     (c) If International and UCRI are unable to agree upon any such calculations and determinations in the manner set forth in this Section 4.2, such dispute shall be submitted to Deloitte & Touche, L.L.P., Charlotte, North Carolina, no later than 60 days prior to the date on which the applicable Tax Returns are to be filed. Deloitte & Touche, L.L.P. shall then determine a resolution to such dispute and shall notify International and UCRI of its resolution no later than 45 days prior to the date on which the applicable Tax Returns are to be filed. In the event that International or UCRI are unable to accept any resolution determined by Deloitte & Touche, L.L.P., the party that does not accept Deloitte & Touche, L.L.P.'s determination may select another nationally recognized accounting firm to make such determination and such nationally recognized accounting firm shall notify International and New International of its resolution no later than 30 days prior to the date on which the applicable Tax Returns are to be filed. In the event that the resolutions of Deloitte & Touche, L.L.P. and the nationally recognized accounting firm do not agree, a third mutually acceptable nationally recognized accounting firm, jointly selected by Deloitte & Touche, L.L.P. and the second accounting firm, shall make the final resolution, which resolution shall be final and binding on International and UCRI, and shall notify International and UCRI of its resolution no later than two weeks prior to the date on which the applicable Tax Returns are to be filed. The determinations of the accounting firms shall be in accordance with tax practices normally used in similar matters and similar industries. The fees of the accounting firms incurred in resolving the dispute shall be shared equally by International and UCRI.

     4.3 PRINCIPLES OF DETERMINATION. In implementing this Agreement, except as otherwise specifically provided, the parties shall make any adjustments that are necessary to ensure that, with respect to Taxes for Straddle Periods or Pre-Distribution Taxable Periods, payments and reimbursements between the parties reflect the principles that International is to bear responsibility for Taxes for International Group (and any Affiliates) that are attributable to the portion, after the Closing Date, of any Straddle Period (calculated by treating the day after the Closing Date as the first day of a taxable period), and that UCRI is to bear responsibility for all other Taxes for Straddle Periods and Pre-Distribution Taxable Periods.

                                   ARTICLE V

                       TAX INDEMNIFICATION; TAX CONTESTS

     5.1 INDEMNIFICATION.

     (a) UCRI INDEMNIFICATION. Except as otherwise provided in Section 5.1(b), UCRI and the UCRI Group shall be liable for and shall indemnify, defend and hold harmless the members of the International Group and Compass and each of their respective Affiliates and representatives from and against (A) all Taxes of the International Group and the UCRI Group for Pre-Distribution Taxable Periods, (B) all Taxes of the International Group and the UCRI Group for the portion, ending on the Closing Date, of any Straddle Period, (C) all Taxes of the UCRI Group for the portion, beginning on the day after the Closing Date (calculated by treating the day after the Closing Date as the first day of a taxable period), of any Straddle Period, (D) all Taxes of the UCRI Group for Post-Distribution Taxable Periods, (E) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Income Taxes of any person (other than a member of the International Group or of the UCRI Group or any of Compass or its Affiliates) which is or has ever been Affiliated with any member of the UCRI Group or with which any member of the UCRI Group joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined or unitary Tax Return for any Pre-Distribution Taxable Period or Straddle Period,
(F) all liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Income Taxes of any person (other than a member of the International Group or of the UCRI Group) which has been on or before the Closing Date Affiliated with any member of the International Group or with which any member of the International Group joins or has joined on or before the Closing Date in filing any consolidated, combined or unitary Tax Return for any Pre-Distribution Taxable Period or Straddle Period, (G) any Transfer Taxes imposed in connection with or as a result of the Contribution and/or the Distribution, and one-half of any Transfer Taxes imposed in connection with or as a result of the Merger, (H) all Taxes for any taxable period (whether beginning before, on or after the Closing Date) that would not have been payable but for the breach by any member of the UCRI Group of any representation, warranty or obligation under this Agreement, (I) all Taxes for any taxable period (whether beginning before, on or after the Closing Date) that would not have been payable but for the inaccuracy of the representations and warranties contained in clauses (ix) or (xii) of Section 4.2(o) of the Merger Agreement or the breach of the covenant contained in Section 5.1(l) of the Merger Agreement,
(J) all liability for Taxes resulting from the Contribution or Distribution and
(K) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing.

     (b) INTERNATIONAL AND COMPASS INDEMNIFICATION. Except as otherwise provided in Section 5.1(a), International and Compass shall be liable for and shall indemnify, defend and hold harmless the members of UCRI Group and each of their respective Affiliates and representatives from and against (A) all Taxes of International Group (which, for purposes of all clauses of this Section 5.1(b), shall include Compass and its Affiliates) for Post-Distribution Taxable Periods,
(B) all Taxes of International Group for the portion, beginning on the day after the Closing Date (calculated by treating the day after the Closing Date as the first day of a taxable period), of any Straddle Period, (C) all Taxes for any taxable period (whether beginning before, on or after the Closing Date) that would not have been payable but for the breach by any member of International Group of any representation, warranty or obligation under this Agreement, (D) all liability for any reasonable legal, accounting, appraisal, consulting or similar fees and expenses relating to the foregoing, and (E) one-half of any Transfer Taxes imposed in connection with or as a result of the Merger.

     (c) PAYMENTS. Any indemnity payment required to be made pursuant to this
Section 5.1 shall be paid within 30 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five business days prior to the date on which the relevant Taxes are required to be paid (or would be required to be paid if no such Taxes are due) to the relevant Taxing Authority (including estimated Tax payments).

     5.2 NOTICE OF INDEMNITY. Whenever a party hereto (hereinafter an "Indemnitee") becomes aware of the existence of an issue raised by any Taxing Authority which could reasonably be expected to result in a determination that would increase the liability for any Tax of the other party hereto or any member of such party's Group for any Post-Tax Indemnification Period (in the case of International Group) or for any Tax Indemnification Period (in the case of the UCRI Group) or require a payment hereunder to the other party (hereinafter an "Indemnity Issue"), the Indemnitee shall in good faith promptly give notice to such other party (hereinafter the "Indemnitor") of such Indemnity Issue. The failure of any Indemnitee to give such notice shall not relieve any Indemnitor of its obligations under this Agreement except to the extent such Indemnitor or its Affiliate is actually prejudiced by such failure to give notice.

     5.3 TAX CONTESTS. The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate (A) in all conferences, meetings or proceedings with any Taxing Authority, the subject matter of which is or includes an Indemnity Issue and (B) in all appearances before any court, the subject matter of which is or includes an Indemnity Issue. The Responsible Party for the Tax Return with respect to which there could be an increase in liability for any Tax or with respect to which a payment could be required hereunder shall have the right to decide as between the parties hereto how such matter is to be dealt with and finally resolved with the appropriate Taxing Authority and shall control all audits and similar proceedings. If no Tax Return is or was required to be filed in respect of an Indemnity Issue, the Indemnitor shall be treated as the Responsible Party with respect thereto. The Responsible Party agrees to cooperate in the settlement of any Indemnity Issue with the other party and to take such other party's interests into account. If the Indemnitor is not the Responsible Party, such cooperation may include permitting the Indemnitor, at the Indemnitor's sole expense, to litigate or otherwise resolve any Indemnity Issue. If UCRI is the Responsible Party and if the Taxes at issue in the aggregate may equal or exceed $25,000 (computed taking into account reasonably anticipated future year Tax costs on a present value basis),
(i) UCRI shall not settle any such Indemnity Issue without the prior written consent of Compass, which consent shall not be unreasonably withheld, (ii) Compass, and counsel of its own choosing, shall have the right to participate fully, at its own expense, in all aspects of the defense of such Indemnity Issue, (iii) UCRI shall inform Compass, reasonably promptly in advance, of the date, time and place of all administrative and judicial meetings, conferences, hearings and other proceedings relating to such Indemnity Issue, (iv) Compass shall, at its own expense, be entitled to have its representatives (including counsel, accountants and consultants) attend and participate in any such administrative and judicial meetings, conferences, hearings and other proceedings relating to such Indemnity Issue, (v) UCRI shall provide to Compass all information, document requests and responses, proposed notices of deficiency, notices of deficiency, revenue agent's reports, protests, petitions and any other documents relating to such Indemnity Issue promptly upon receipt from, or in advance of submission to (as the case may be), the relevant Taxing Authority or courts and (vi) UCRI shall not file or submit any protests, briefs, responses, petitions or other documents relating to such Indemnity Issue with such relevant Taxing Authority or courts without the prior written consent of Compass, which consent shall not be unreasonably withheld or delayed, provided that UCRI may make such filing or submission if required to comply with any deadline imposed by law (including by order of a court or administrative authority) if UCRI has made commercially reasonable efforts to obtain such prior consent.

     5.4 TIMING ADJUSTMENTS.

     (a) TIMING DIFFERENCES. If a Tax Audit Proceeding, an amendment of a Tax Return, or any payment adjustment described in Section 2.6 of the Post-Closing Covenants Agreement results in a Timing Difference, and such Timing Difference results in a decrease in an indemnity obligation UCRI has or would otherwise have under Section 5.1 and/or an increase in the amount of a Tax Refund to which UCRI is entitled to under Section 3.2, then in each Post-Tax Indemnification Period in which International Group Actually Realizes an Income Tax Detriment, UCRI shall pay to International an amount equal to such Income Tax Detriment; provided, however, that the aggregate payments which UCRI shall be required to make under this Section 5.4(a) with respect to any Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits realized by the UCRI Group for all taxable periods. UCRI shall make all such payments within ten days after International notifies UCRI that the relevant Income Tax Detriment has been Actually Realized.

     (b) REVERSE TIMING DIFFERENCES. If a Tax Audit proceeding, an amendment of a Tax Return or any payment adjustment described in Section 2.6 of the Post-Closing Covenants Agreement results in a Reverse Timing Difference, and such Reverse Timing Difference results in an increase in an indemnity obligation of UCRI under Section 5.1 and/or a decrease in the amount of a Tax Refund to which UCRI is or would otherwise be entitled to under Section 3.2, then in each Post-Tax Indemnification Period in which International Group Actually Realizes an Income Tax Benefit, International shall pay to UCRI within ten days after International has Actually Realized such Income Tax Benefit an amount equal to such Income Tax Benefit; provided, however, that the aggregate payments which International shall be required to make under this Section 5.4(b) which respect to any Reverse Timing Difference shall not exceed the aggregate amount of the Income Tax Detriments realized by the UCRI Group for all taxable periods and by the International Group for all Tax Indemnification Periods as a result of such Reverse Timing Difference.

     5.5 GROSS UP FOR TAXES. It is the intention of the parties that payments and asset transfers made pursuant to this Agreement are to be treated as relating back to the Contribution as an adjustment to the assets and liabilities contributed thereunder, and the parties shall not take any position inconsistent with such intention before any Taxing Authority, unless, with respect to any payment, any party receives an opinion of counsel to the effect that there is no substantial authority for such position or unless a final determination (as defined in Section 1313 of the Code), with respect to the recipient party, causes any such payment not to be so treated. To the extent that any Taxing Authority makes such a final determination, any amount received by the Indemnitee, to the extent that it is treated as an item of income or gain for federal income tax purposes and is not offset by the amount of any tax benefit allowed to the Indemnitee for the payment or incurrence of any liability from which the Indemnity Issue arises, shall be increased by 40%. For purposes of this Section 5.5, the Indemnity Issue amount shall not, in any case, include the gross-up determined under this
Section 5.5.

     5.6 RIGHT TO OFFSET. Any party making a payment under this Agreement shall have the right to reduce any such payment by any amounts owed to it by the other party to this Agreement pursuant to the Merger Agreement or any other Ancillary Agreement.

                                   ARTICLE VI

                    COOPERATION AND EXCHANGE OF INFORMATION

     6.1 COOPERATION AND EXCHANGE OF INFORMATION.

     (a) Each party hereto, on behalf of itself and its Affiliates, agrees to provide the other party hereto with such cooperation and information as such other party shall reasonably request in connection with the preparation or filing of any Tax Return or claim for Tax Refund not inconsistent with this Agreement or in conducting any audit or other proceeding in respect to Taxes or to carry out the provisions of this Agreement.

     (b) To the extent necessary to carry out the purposes of this Agreement and subject to the other provisions of this Agreement, such cooperation and information shall include without limitation the designation of an officer of International for the purpose of (i) signing Tax Returns, cashing refund checks, pursuing refund claims, (ii) attending meetings with Taxing Authorities, (iii) defending audits and (iv) promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to the Tax Indemnification Period and providing copies of all relevant Tax Returns for the Tax Indemnification Period, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by Taxing Authorities, including without limitation, foreign Taxing Authorities, and records concerning the ownership and Tax basis of property, which either party may possess. Such officer shall have the authority, subject to the rights of UCRI under this Agreement and at UCRI's direction, to execute powers of attorney (including Form 2848) on behalf of each member of the Affiliated Group with respect to Tax Returns and Taxes for the Tax Indemnification Period. The services of such officer shall not be unreasonably withheld.

     (c) Each party to this Agreement shall make, or shall cause its Affiliates to make, their employees and facilities available on a mutually convenient basis to provide an explanation of any documents or information provided hereunder.

     6.2 RECORD RETENTION. Notwithstanding Section 6.3 of the Reorganization Agreement, International and UCRI agree to (i) retain all Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder relating thereto ("Tax Records") existing on the date hereof or created through the Closing Date, for 10 years from the Closing Date and (ii) allow the other parties to this Agreement and their representatives (and representatives of any of its Affiliates), at times and dates reasonably acceptable to the retaining party, to inspect, review and make copies of such records, and have access to such employees, as International and UCRI may reasonably deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and without disruption to either of its businesses. At the end of the 10-year period described in clause (i), International or UCRI, as the case may be, shall transfer such records (or cause such records to be transferred) to the other party (at such other party's sole expense), unless such other party notifies International or UCRI, as the case may be, within 90 days prior to the expiration of the 10-year period, that such other party does not desire to receive such Tax Records, in which case International or UCRI, as the case may be, may destroy or otherwise dispose of such undesired documents. Notwithstanding the foregoing, International and UCRI may mutually agree in writing that such records and other documents may be destroyed or otherwise disposed of before the end of the 10-year period.

                                  ARTICLE VII

                               GENERAL PROVISIONS

     7.1 FURTHER ASSURANCES. Each party hereto shall cooperate reasonably with the other parties, and execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and the other transactions contemplated hereby or in any of the Ancillary Agreements.

     7.2 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, the Merger Agreement and the Ancillary Agreements shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all previous negotiations, commitments and writings with respect to such subject matter.

     7.3 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     7.4 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been duly given (a) on the first business day occurring on or after the date of transmission if transmitted by facsimile (upon confirmation of receipt by journal or report generated by the facsimile machine of the party giving such notice), (b) on the first business day occurring on or after the date of delivery if delivered personally, or (c) on the first business day following the date of dispatch if dispatched by Federal Express or other next-day courier service. All notices hereunder shall be given as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

     (a) if to Compass or International after the Closing Date, to

         Compass Group USA, Inc.
       2400 Yorkmont Road
       Charlotte, North Carolina 28217
       Attention: General Counsel

     (b) if to UCRI or International before the Closing Date, to

         Daka International, Inc.
       One Corporate Place
       55 Ferncroft Road
       Danvers, Massachusetts 01923-4001
       Attention: General Counsel

     7.5 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented, and rights hereunder may be waived, only by a written agreement signed by duly authorized officers of the respective parties. No waiver of any term, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of, or right or remedy under, this Agreement.

     7.6 ASSIGNMENT. No party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other parties hereto in their sole and absolute discretion, except that any party hereto may assign any of its rights hereunder to a successor to all or any part of its business. Except as aforesaid, any such conveyance, assignment or transfer without the express written consent of the other parties shall be void ab initio. No assignment of this Agreement shall relieve the assigning party of its obligations hereunder.

     7.7 NO THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any person or entity other than the parties hereto and their respective successors and permitted assigns, any benefit, right or remedies.

     7.8 ENFORCEMENT.

     (a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

     (b) Except for claims barred by the applicable statute of limitations (which may not be pursued by the parties in any judicial, arbitral or other forum), any and all disputes between the parties that arise out of or relate to this Agreement or any other agreement between the parties entered into in connection herewith or the transactions contemplated hereby or thereby, and which cannot be amicably settled, shall be determined solely and exclusively by arbitration administered by the American Arbitration Association ("AAA") under its commercial arbitration rules for such disputes at its office in Boston, Massachusetts. The parties expressly, unconditionally and irrevocably waive any right to recision, repudiation or any similar remedy in any legal action hereunder. The arbitration panel (the "Panel") shall be formed of three arbitrators approved by the AAA, one to be appointed by Compass, one to be appointed by UCRI, and the third to be appointed by the first two or, in the event of failure to agree within 30 days, by the President of the AAA. Judgment on the award rendered by the Panel may be entered in any court having jurisdiction thereof.

     (c) To the extent a court action is authorized above, the parties hereby consent to the jurisdiction of the United States District Court of Massachusetts. Each of the parties waives personal service to any and all process upon them and each consent that all such service of process be made by certified mail directed to them at their address shown in Section 7.4 hereof. THE PARTIES WAIVE TRIAL BY JURY AND WAIVE ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER.

     7.9 COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     7.10 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.11 SEVERABILITY. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     7.12 TERMINATION. In the event the Merger Agreement is terminated, notwithstanding any provision hereof, this Agreement may be terminated and the Distribution abandoned at any time prior to the Closing Date by and in the sole discretion of the International Board without the approval of any other party hereto or of International's shareholders. In the event of such termination, no party hereto shall have any Liability to any Person by reason of this Agreement.

     7.13 AGENT. Any consent rights of members of the UCRI Group under this Agreement shall be exercised by UCRI on behalf of the UCRI Group, and any notices given by International Group to UCRI shall be deemed to be given to each member of the UCRI Group. Any consent rights of International Group under this Agreement shall be exercised by Compass on behalf of International Group, and any notices given by UCRI to Compass shall be deemed to be given to each member of International Group.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.

                                          DAKA INTERNATIONAL, INC.

                                          By: /s/ DONALD C. MOORE
                                            DONALD C. MOORE
                                            SENIOR VICE PRESIDENT

                                          UNIQUE CASUAL RESTAURANTS, INC.

                                          By: /s/ DONALD C. MOORE
                                            DONALD C. MOORE
                                            SENIOR VICE PRESIDENT

                                          COMPASS GROUP PLC

                                          By: /s/ MICHAEL J. BAILEY
                                            MICHAEL J. BAILEY
                                            DIRECTOR